EXHIBIT 99.1

Quanex Fiscal Second Quarter 2006 Results

Building Products Segment Posts Record 2nd Quarter Net Sales and Operating Income

                   Order Backlog Continues to Build

HOUSTON, June 1, 2006 (PRIMEZONE) -- Quanex Corporation (NYSE:NX) today reported fiscal second quarter results for the period ending April 30, 2006. Net sales were $507.2 million compared to $528.0 million a year ago, and income from continuing operations was $68.8 million versus $86.5 million in the year ago period. Diluted earnings per share from continuing operations were $1.07 compared to $1.31 in the second quarter last year. Diluted earnings per share were $1.07 versus $1.29 in the year ago quarter. The latest 12 month return on invested capital was 19.1% compared to 16.6% a year ago.

Second Quarter Highlights

 -- Net sales at the Building Products segment were a second quarter record $261.8 million compared to $244.3 million in the year ago quarter; net sales at the Vehicular Products
    segment were $245.4 million versus $283.7 million a year ago.
 -- Building Products operating income was a second quarter record
    $35.1 million compared to $31.3 million in the year ago quarter;
    Vehicular Products operating income was $40.4 million versus
    $61.5 million a year ago.
 -- Order backlogs in the quarter were up 22% and 31% for MACSTEEL and Nichols Aluminum, respectively, compared to the first
    quarter.
 -- Cash provided by operating activities and capital expenditures for the first half of 2006 were $67.5 million and $42.9
    million, respectively, compared to $72.9 million and $21.9 million, respectively, in the same period last year.
 -- Total debt less cash (net debt) to capitalization was 8.4%
    compared to 27.7% a year ago.
 -- Stock option expenses were $0.02 per diluted share for the quarter.

Selected Financial Information

 Second Quarter Financials
 ($ in millions, except per share data)

                               2nd qtr     2nd qtr
                                2006        2005      inc/(dcr)
                              ---------   ---------   ---------
 Net Sales                      $507.2      $528.0      ( 4%)
 Operating Income                 68.8        86.5      (20%)
 Income from Continuing Ops.      42.8        51.7      (17%)

 EPS: Basic Earnings from
 Continuing Ops.                 $1.14       $1.37      (17%)

 EPS: Diluted Earnings
 from Continuing Ops.            $1.07       $1.31      (18%)

 EPS: Diluted Earnings           $1.07       $1.29      (17%)

 Segment Commentary

 VEHICULAR PRODUCTS  ($ in millions)

                               2nd qtr     2nd qtr
                                2006        2005      inc/(dcr)
                              ---------   ---------   ---------
 Net Sales                     $245.4      $283.7       (13%)
 Operating Income              $ 40.4      $ 61.5       (34%)

The Vehicular Products segment is focused on providing customers with engineered steel bar products and value added services. Key market drivers are light vehicle builds (approx. 65% of segment sales) and heavy duty truck builds (approx. 15% of segment sales).

"Segment demand improved markedly through the quarter and, consequently, our steel bar tons shipped came within 1% of year ago shipments, a period in which the segment had been in an oversold position," said Raymond A. Jean, Chairman and Chief Executive Officer. "North American light vehicle builds in our second quarter were off about 1% compared to the second quarter 2005. Operating income was down from last year's difficult benchmark due to very high raw material surcharges at the time, but our margins this quarter were still very strong at some 16.5%. Our second quarter backlog increased 22% over the first quarter, indicating lower inventory levels in the supply chain, the ramp-up of new programs, and further strengthening in our secondary markets," said Jean.

 BUILDING PRODUCTS  ($ in millions)

                               2nd qtr     2nd qtr
                                2006        2005      inc/(dcr)
                              ---------   ---------   ---------
 Net Sales                     $261.8       $244.3        7%
 Operating Income              $ 35.1       $ 31.3       12%

The Building Products segment is focused on providing window and door OEM customers with engineered products and components, and is also a leading provider of common alloy aluminum sheet. Key market drivers are housing starts (approx. 50% of segment sales) and remodeling activity (approx. 50% of segment sales).

"New home construction and remodeling activity was seasonally strong during the quarter, with annualized housing starts of approximately two million. Customer demand at our engineered window and door components business was excellent in the quarter and we continue to build momentum. Aluminum sheet shipments at Nichols Aluminum were off 6% compared to the year ago quarter, a period when we had many of our customers on allocation. The backlog continued to improve throughout the quarter. Net sales at Nichols were $139.5 million and our spread per pound improved 11% compared to a year ago, the result of higher selling prices and relatively low scrap costs," said Jean.

Outlook

Overall demand in the second half of 2006 is expected to be up appreciably compared to the second half of 2005, supported by a healthy economy, historically low interest rates and new programs at both operating segments.

In the Vehicular Products segment, business activity is expected to continue to improve, with second half 2006 steel bar ton shipments now expected to be much stronger than the second half of 2005, based on the strength of new powertrain related programs. Light vehicle builds are expected to remain on a 15.5 million annualized units pace while heavy truck production should remain robust at some 360,000 annualized builds as manufacturers attempt to sell ahead of 2007 EPA mandated diesel engine emission requirements. Steel scrap costs have experienced a modest upward swing recently, but the scrap surcharge mechanism will continue to maintain margin rates over time.

In the Building Products segment, housing starts in the second half of 2006 are expected to slow modestly from this time last year, while remodeling and replacement activities are expected to remain strong. At the segment's engineered window and door components business, overall order activity is excellent. Through a combination of organic growth and recent acquisitions, the 2006 revenue growth in the window and door components business is expected to be some 15% over 2005. At the segment's Nichols Aluminum sheet business, demand continues to rebound and the business now expects second half 2006 aluminum sheet shipments to be much stronger than second half 2005 shipments. With London Metal Exchange (LME) aluminum ingot prices at high levels and aluminum scrap cost increases expected to remain relatively more modest, Nichols expects to continue experiencing strong material spreads in the second half of 2006.

Cash provided by operating activities is expected to be stronger in the second half of 2006 on rising earnings compared to the first half of the year. Taken together, the 2006 sales and earnings outlook for Quanex is very favorable. Accordingly, for its third quarter and full year, Quanex expects to report diluted earnings per share from continuing operations within a range of $1.10 to $1.16 and $4.00 to $4.20, respectively.

Note that the substantial rise in LME aluminum ingot prices associated with the Nichols Aluminum business could require Quanex to book a non-cash LIFO charge for 2006.

Other

On January 26, 2005, the Company irrevocably elected, pursuant to the indenture governing its 2.50% convertible senior debentures due 2034, to settle the principal amount of the debentures in cash while the premium amount of the debentures may be settled in any combination of cash and common stock when they become convertible and are surrendered by the holders thereof. Allowing for this election and using an average stock closing price of $42.82 for its second quarter, the Company's diluted earnings per share from continuing operations were reduced by $0.04.

Dividend Declared

The Board of Directors declared the Company's quarterly cash dividend of $0.12 per share on the common stock, payable June 30, 2006, to shareholders of record on June 15, 2006.

Corporate Profile

Quanex Corporation is an industry-leading manufacturer of value-added, engineered materials and components serving the vehicular products and building products markets.

Financial Statistics as of 01/31/06

Book value per common share: $18.94; Total debt to capitalization: 15.7%; Return on invested capital: 19.1%; Return on common equity: 23.3%; Actual number of common shares outstanding: 37,999,276.

Definitions

Book value per common share -- calculated as total stockholders' equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization -- calculated as the sum of both the current and long term portion of debt, as of balance sheet date, divided by the sum of both the current and long term portion of debt plus total stockholders' equity as of balance sheet date;

Return on invested capital -- calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity;

Return on common equity -- calculated as the prior 12 months net income, divided by the trailing five quarters average common stockholders' equity.

The Quanex Corporation logo is available at http://www.primezone.com/newsroom/prs/?pkgid=1117

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing (December 21, 2005) under the Securities Exchange Act of 1934, in particular the section titled "Private Securities Litigation Reform Act" contained therein.

For additional information, visit the Company's website at www.quanex.com.

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share data)
 (Unaudited)

  Three months ended                                Six months ended
      April 30,                                         April 30,
 -------------------                               -------------------
   2006       2005                                   2006       2005
 --------   --------                               --------   --------
 $507,236   $527,976   Net sales                   $951,805   $993,178
  396,541    400,570   Cost of sales                748,625    768,574
                       Selling, general
                        and administrative
   23,940     24,121    expense                      44,813     46,931
                       Depreciation and
   17,910     16,824    amortization                 35,298     31,767
 --------   --------                               --------   --------
   68,845     86,461   Operating income             123,069    145,906
   (1,215)    (2,943)  Interest expense              (2,455)    (5,295)
      356        578   Other, net                       467     (1,339)
 --------   --------                               --------   --------
                       Income from continuing
   67,986     84,096    operations before taxes     121,081    139,272
  (25,155)   (32,379)  Income tax expense           (44,800)   (53,624)
 --------   --------                               --------   --------
                       Income from continuing
   42,831     51,717    operations                   76,281     85,648
                       Gain (loss) from
                        discontinued operations,
       19       (732)   net of taxes                   (406)    (6,428)
 --------   --------                               --------   --------
 $ 42,850   $ 50,985   Net income                  $ 75,875   $ 79,220
 ========   ========                               ========   ========
                       Basic earnings per
                        common share:
                        Earnings from continuing
 $   1.14   $   1.37     operations                $   2.02   $   2.28
                        Gain (loss) from
 $     --   $  (0.02)   discontinued operations    $  (0.01)  $  (0.17)
 --------   --------                               --------   --------
 $   1.14   $   1.35   Basic earnings per share    $   2.01   $   2.11
 --------   --------                               --------   --------
                       Diluted earnings per
                        common share:
                       Earnings from continuing
 $   1.07   $   1.31    operations                 $   1.93   $   2.20
                        Gain (loss) from
 $     --   $  (0.02)    discontinued operations   $  (0.01)  $  (0.16)
 --------   --------                               --------   --------
 $   1.07   $   1.29   Diluted earnings per share  $   1.92   $   2.04
 --------   --------                               --------   --------

                       Weighted average common
                        shares outstanding:
   37,677     37,767     Basic                       37,677     37,620
   40,327     39,936     Diluted                     40,131     39,353

 $ 0.1200   $ 0.0900   Cash dividends per share    $ 0.2233   $ 0.1800

 QUANEX CORPORATION
 INDUSTRY SEGMENT INFORMATION
 (In thousands)
 (Unaudited)

  Three months ended                               Six months ended
      April 30,                                        April 30,
 --------------------                            --------------------
   2006        2005                                2006        2005
 --------    --------                            --------    --------
                         Net sales:
 $245,397    $283,666     Vehicular Products     $464,170    $553,256
  261,839     244,310     Building Products       487,635     439,922
 --------    --------                            --------    --------
 $507,236    $527,976      Net sales             $951,805    $993,178
 --------    --------                            --------    --------
                         Operating income:
 $ 40,422    $ 61,459     Vehicular Products     $ 73,671    $106,011
   35,066      31,322     Building Products        61,772      53,464
   (6,643)     (6,320)    Corporate and Other     (12,374)    (13,569)
 --------    --------                            --------    --------
 $ 68,845    $ 86,461      Operating Income      $123,069    $145,906
 --------    --------                            --------    --------

 QUANEX CORPORATION
 CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands)
 (Unaudited)

  April 30,                                              October 31,
    2006                                                     2005
 -------------------------------------------------------------------
               Assets
 $   62,306    Cash and equivalents                       $   49,681
    194,590    Accounts and notes receivable, net            152,072
    155,911    Inventories                                   133,003
     11,468    Deferred income taxes                          12,864
      7,455    Other current assets                            4,669
               Current assets of discontinued
         --     operations                                     5,504
 ----------    ---------------------------------------    ----------
    431,730      Total current assets                        357,793
  1,012,125    Property, plant and equipment                 969,962
   (577,125)   Less accumulated depreciation                (546,020)
 ----------    ---------------------------------------    ----------
    435,000    Property, plant and equipment, net            423,942
    196,351    Goodwill                                      196,341
               Cash surrender value insurance
     24,129     policies, net                                 24,927
     78,822    Intangible assets, net                         82,360
      8,509    Other assets                                    9,002
         --    Assets of discontinued operations               5,846
 ----------    ---------------------------------------    ----------
 $1,174,541      Total assets                             $1,100,211
 ==========    =======================================    ==========
               Liabilities and stockholders' equity

 $  162,821    Accounts payable                           $  129,152
     61,944    Accrued liabilities                            73,616
     12,890    Income taxes payable                           14,465
      2,734    Current maturities of long-term debt            2,459
               Current liabilities of
         --     discontinued operations                        4,208
 ----------    ---------------------------------------    ----------
    240,389      Total current liabilities                   223,900
    130,880    Long-term debt                                133,462
      8,861    Deferred pension credits                        8,158
      7,448    Deferred postretirement welfare benefits        7,519
     58,633    Deferred income taxes                          58,836
      5,999    Non-current environmental reserves              6,732
      2,626    Other liabilities                               2,742
         --    Liabilities of discontinued operations          2,120
 ----------    ---------------------------------------    ----------
    454,836      Total liabilities                           443,469
    719,705      Total stockholders' equity                  656,742
 ----------    ---------------------------------------    ----------
                 Total liabilities and
 $1,174,541       stockholders' equity                    $1,100,211
 ==========    =======================================    ==========

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOW
 (In thousands)
 (Unaudited)

                                                   Six months ended
                                                       April 30,
                                                 ---------------------
                                                   2006        2005
                                                 --------    ---------
 Operating activities:
  Net income                                     $ 75,875    $  79,220
  Loss from discontinued operations                   406        6,428
                                                 --------    ---------
  Net income from continuing operations            76,281       85,648
  Adjustments to reconcile net income to cash
   provided by operating activities:
    Depreciation and amortization                  35,612       32,059
    Deferred income taxes                           1,180          750
    Stock-based compensation                        2,797          263
    Deferred pension and postretirement benefits      632         (975)
                                                 --------    ---------
                                                  116,502      117,745
  Changes in assets and liabilities, net of
   effects from acquisitions and dispositions:
    Decrease (Increase) in accounts and
     notes receivable                             (42,506)     (23,814)
    Decrease (Increase) in inventory              (22,874)     (12,303)
    Increase (Decrease) in accounts payable        33,669      (22,487)
    Increase (Decrease) in accrued liabilities    (11,686)       2,189
    Increase (Decrease) in income taxes payable    (1,575)      13,633
    Other, net                                     (3,327)        (326)
                                                 --------    ---------
  Cash provided by (used for) operating
   activities from continuing operations           68,203       74,637
  Cash provided by (used for) operating
   activities from discontinued operations           (742)      (1,745)
                                                 --------    ---------
 Cash provided by operating activities             67,461       72,892
 Investment activities:
  Acquisitions, net of cash acquired                   --     (200,009)
  Proceeds from sale of discontinued operations     5,432       11,592
  Capital expenditures, net of retirements        (42,915)     (21,894)
  Retired executive life insurance proceeds           461           --
  Other, net                                          320         (128)
                                                 --------    ---------
   Cash used for investing activities from
    continuing operations                         (36,702)    (210,439)
   Cash used for investment activities from
    discontinued operations                           (14)        (362)
                                                 --------    ---------
 Cash used for investment activities              (36,716)    (210,801)
 Financing activities:
  Bank borrowings (repayments), net                (2,307)     110,076
  Purchases of Quanex common stock                (17,906)          --
  Common dividends paid                            (8,588)      (6,870)
  Issuance of common stock from option
   exercises, including related tax benefits       10,724        9,623
  Other, net                                           --          260
                                                 --------    ---------
   Cash provided by (used for) financing
    activities from continuing operations         (18,077)     113,089
   Cash used for financing activities from
    discontinued operations                           (56)        (105)
                                                 --------    ---------
  Cash provided by (used for) financing
   activities                                     (18,133)     112,984
                                                 --------    ---------
    Effect of exchange rate changes on cash
     and equivalents                                   13           12
 Increase (Decrease) in cash and equivalents       12,625      (24,913)

 Beginning of period cash and equivalents          49,681       41,743
                                                 --------    ---------
 End of period cash and equivalents              $ 62,306    $  16,830
                                                 ========    =========

CONTACT: Quanex Corporation
         Financial:
         Jeff Galow
           (713) 877-5327
         Media:
         Valerie Calvert
           (713) 877-5305